Exhibit (k)(2)
SUB-ADMINISTRATION SERVICES AGREEMENT
          THIS AGREEMENT is made as of ___, 2006 by and between HIGHLAND CAPITAL MANAGEMENT, L.P., a Delaware limited partnership (“Highland”), and PFPC INC., a Massachusetts corporation (“PFPC”).
W I T N E S S E T H :
          WHEREAS, Highland serves as administrator of Highland Distressed Fund, Inc. (the “Company”), a closed-end company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, Highland wishes to retain PFPC to provide certain sub-administration services provided for herein, and PFPC wishes to furnish such services.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1.	Definitions. As used in this Agreement:
(a)	“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(b)	“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(c)	“1940 Act” has the meaning set forth in the recitals hereof and includes the rules and regulations of the SEC promulgated thereunder.

(d)	“Authorized Person” means any Executive Officer of Highland, the Company and any other person duly authorized by the Company’s Board of Directors to give Oral Instructions or Written Instructions on behalf of the Company. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(e)	“Board of Directors” shall have the same meanings as used in the Company’s Organizational Documents.

(f)	“Executive Officer” shall mean each of the President (principal executive officer), Executive Vice President, Senior Vice President, Treasurer (chief financial officer and principal financial officer), Secretary and Chief Compliance Officer of the Company.

(g)	“Organizational Documents” means the certificate of incorporation and the bylaws of the Company.

(h)	“Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

(i)	“SEC” means the Securities and Exchange Commission.

(j)	“Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(k)	“Shares” mean the Company’s shares of common stock.

(l)	“Written Instructions” means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.
2.	Appointment. Highland hereby appoints PFPC to provide sub-administration services to the Company, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.	Compliance with Rules and Regulations.

PFPC agrees to comply with the applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by Highland or the Company.

4.	Instructions.
(a)	Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions, including standing Written Instructions related to ongoing instructions received electronically.

(b)	PFPC shall be entitled to rely upon any Oral Instructions or Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Company’s Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Company’s Board of Directors or of the Company’s stockholders, unless and until PFPC receives Written Instructions to the contrary.

(c)	Highland agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) and shall endeavor to ensure that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to Highland or the Company in acting upon such Oral Instructions or Written Instructions provided that PFPC’s actions comply with the other provisions of this Agreement.

5.	Right to Receive Advice.
(a)	Advice of Highland or the Company. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from Highland or the Company.

(b)	Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from such counsel of its own choosing (who may be counsel for Highland, the Company, or PFPC, at the option of PFPC).

(c)	Conflicting Advice. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from Highland or the Company, and the advice it receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel, provided that such counsel is selected with reasonable care. PFPC shall promptly inform Highland of such conflict and PFPC shall refrain from acting in the event of a conflict unless counsel advises PFPC that a failure to take action is likely to result in additional loss, liability or expense. In the event PFPC relies on the advice of counsel, PFPC remains liable for any action or omission on the part of PFPC which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

(d)	Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from Highland or the Company or (to the extent permitted under clause (c) above) from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC’s properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.
6.	Records; Visits.
(a)	The books and records pertaining to the Company, which are in the possession or under the control of PFPC, shall be the property of the Company. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Highland, the Company and their duly authorized officers, employees and agents and the staff of the SEC shall have access to such books and records at all times during PFPC’s normal business hours. Upon the reasonable request of Highland, copies of any such books and records shall be provided by PFPC to Highland, the Company or to an Authorized Person, at Highland’s expense. Any such books and records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.

(b)	PFPC shall keep the following records:
(i)	all books and records with respect to the Company’s books of account; and

(ii)	records of the Company’s securities transactions.
7.	Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of Highland, the Company or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords Highland, the Company or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Company information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party.

8.	Liaison with Accountants. PFPC shall act as liaison with the Company’s independent registered public accounting firm and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Company. PFPC shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such independent registered public accounting firm as reasonably requested by Highland.

9.	PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to Highland.

10.	Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. In the event of equipment failures, PFPC shall, at no additional expense to Highland, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.	Compensation. As compensation for services rendered by PFPC during the term of this Agreement, Highland will pay to PFPC a fee or fees as may be agreed to from time to time in writing by Highland and PFPC. Highland hereby represents and warrants to PFPC that (i) the terms of this Agreement and (ii) the fees and expenses associated with this Agreement have been approved by the Board of Directors of the Company to the extent required by applicable law.

12.	Indemnification.
(a)	Highland agrees to indemnify, defend and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including without limitation reasonable attorneys’ fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, “Losses”) arising directly or indirectly from any action or omission to act which PFPC takes (i) at the request or on the direction of or in reliance on the advice of Highland or the Company or (ii) upon Oral Instructions or Written Instructions; provided, however, neither PFPC nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of PFPC’s or its affiliates’ own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

(b)	Notwithstanding anything in this Agreement to the contrary, Highland shall not be liable to PFPC or its affiliates for any consequential, special or indirect losses or damages which PFPC or its affiliates may incur or suffer as a consequence of this Agreement, whether or not the likelihood of such damages or losses was known by Highland.
13.	Responsibility of PFPC.
(a)	PFPC shall be under no duty to take any action on behalf of Highland or the Company except as necessary to fulfill its duties and obligations as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC agrees to indemnify, defend and hold harmless Highland from Losses arising out of PFPC’s failure to perform its duties under this Agreement to the extent such damages arise out of PFPC’s willful misfeasance, bad faith, negligence or reckless disregard of such duties.

(b)	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, provided that PFPC has acted in accordance with the standard of care set forth above; and (ii) PFPC shall not be liable for (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement and which PFPC reasonably believes to be genuine; or (B) subject to Section 10, delays or errors or loss of data occurring by reason of circumstances beyond PFPC’s control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(c)	Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable to Highland for any consequential, special or indirect losses or damages which Highland may incur or suffer by or as a consequence of PFPC’s or its affiliates’ performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC’s cumulative liability to the Company for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of $100,000 or the fees received by PFPC for services provided hereunder during the twelve (12) months immediately prior to the date of such loss or damage.
14.	Description of Sub-Administration Services on a Continuous Basis. PFPC will perform the following sub-administration services:
(i)	Prepare monthly security transaction listings;

(ii)	Supply various normal and customary portfolio and Company statistical data as requested on an ongoing basis;

(iii)	Prepare for execution and file the Company’s Federal and state tax returns; prepare a fiscal tax provision in coordination with the annual audit; prepare an excise tax provision; and prepare all relevant 1099 calculations;

(iv)	Coordinate contractual relationships and communications between the Company and its contractual service providers;

(v)	Coordinate printing of the Company’s annual and semi-annual shareholder reports;

(vi)	Prepare income and capital gain distributions;

(vii)	Provide the financial data only to the Company’s 10K and 10Q;

(viii)	Calculate the incentive fee using the form of computation provided by Highland;

(ix)	Monitor the Company’s compliance with the requirements of the Internal Revenue Code of 1986, as amended.

(x)	Prepare, coordinate with the Company’s counsel and coordinate the filing with the SEC of the Annual Post-Effective Amendments to the Company’s Registration Statement. PFPC will rely on counsel for assistance and guidance with respect to specific business development company requirements;

(xi)	Assist in the preparation of annual notices of meetings of stockholder and proxy materials relating to such annual meetings;

(xii)	Assist administratively in obtaining the fidelity bond and directors’ and officers’/errors and omissions insurance policies for the Company in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Company’s Board of Directors;

(xiii)	Monitor the Company’s assets to assure adequate fidelity bond coverage is maintained;

(xiv)	Draft agendas and resolutions for quarterly board meetings;

(xv)	Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;

(xvi)	Attend quarterly board meetings and draft minutes thereof;

(xvii)	Maintain the Company’s calendar to assure compliance with various SEC filings and board approval deadlines;

(xviii)	Assist the Company in the handling of SEC examinations and responses thereto;

(xix)	If the chief executive officer or chief financial officer of the Company is required to provide a certification as part of the Company’s Form N-CSR or Form N-Q filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, PFPC will provide (to such person or entity as agreed between the Company and PFPC) a sub-certification in support of certain matters set forth in the aforementioned certification, such sub-certification to be in such form and relating to such matters as agreed between Highland and PFPC from time to time. PFPC shall be required to provide the sub-certification only during the term of the Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other regulatory requirement; and

(xx)	Perform such additional administrative duties relating to the administration of the Company as may subsequently be agreed upon in writing between Highland and PFPC.
          PFPC will bear no responsibility for the Company’s compliance with business development company requirements under the 1940 Act to the extent such requirements are in place of, in addition to, or different from those of registered investment companies that are not business development companies.
15.	Duration and Termination. This Agreement shall continue until terminated by Highland or by PFPC on ninety (90) days’ prior written notice to the other party. In the event Highland gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor administration services agent (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by

Highland.

16.	Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to Highland, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: General Counsel or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

17.	Amendments. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18.	Delegation; Assignment; Sub-Contracting. This Agreement and the rights and duties of the parties herein may not be assigned or delegated by any party without the written consent of each party, except that PFPC may assign or delegate its duties to any majority owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc. upon thirty (30) days’ prior written notice to Highland or the Company.

19.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.	Miscellaneous.
(a)	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

(b)	Non-Solicitation. During the term of this Agreement and for one year thereafter, Highland shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of PFPC employees who are identified solely as a result of their response to a general advertisement by Highland in a publication of trade or industry interest or other similar general solicitation.

(c)	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)	Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Company or any other person.

(e)	Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(f)	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(g)	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)	Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and redisclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Company obtained under this agreement, except as necessary to carry out the services set forth in this agreement or as otherwise permitted by law or regulation.

(j)	Information. Highland will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to Highland.

(k)	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. PFPC and certain of its affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Company’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PFPC INC.

By:

Name:

Title:

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:

Name:

Title: